Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

ADTRAN Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	655,000	$4.74	$3,104,700	0.00014760	$458.25
Total Offering Amounts							$458.25
Total Fees Previously Paid							___
Total Fee Offsets							___
Net Fee Due							$458.25

(1)

This registration statement on Form S-8 (this “Registration Statement”) registers the issuance of 655,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of ADTRAN Holdings, Inc. (the “Registrant”), which are issuable pursuant to the ADTRAN Holdings, Inc. 2024 Directors Stock Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's common stock reported on the Nasdaq Global Select Market as of a date (May 6, 2024) within five business date prior to filing this Registration Statement.